                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             FIRST DATA CORPORATION,

                          MONACO SUBSIDIARY CORPORATION

                                       AND

                                CONCORD EFS, INC.

                            DATED AS OF APRIL 1, 2003

                                   ARTICLE I
                          INTERPRETATION; DEFINITIONS

Section 1.1  Interpretation; Definitions ...................................  1

                                   ARTICLE II
                                   THE MERGER

Section 2.1  The Merger ....................................................  8
Section 2.2  Closing .......................................................  8
Section 2.3  Effective Time ................................................  8
Section 2.4  Effects of the Merger .........................................  8
Section 2.5  Certificate of Incorporation and Bylaws; Officers
             and Directors. ................................................  8

                                  ARTICLE III
              EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1  Effect on Stock ...............................................  9
Section 3.2  Conversion ....................................................  9
Section 3.3  Exchange of Certificates ......................................  9
Section 3.4  Tax Consequences .............................................. 11
Section 3.5  Adjustment of Exchange Ratio .................................. 11
Section 3.6  Lost Certificates ............................................. 12
Section 3.7  Further Assurances ............................................ 12

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1  Organization .................................................. 12
Section 4.2  Subsidiaries .................................................. 13
Section 4.3  Capital Structure ............................................. 13
Section 4.4  Authority ..................................................... 14
Section 4.5  Consents and Approvals; No Violations ......................... 14
Section 4.6  SEC Documents and Other Reports ............................... 14
Section 4.7  Absence of Material Adverse Change ............................ 15
Section 4.8  Information Supplied .......................................... 15
Section 4.9  Compliance with Laws; Permits ................................. 16
Section 4.10  Tax Matters .................................................. 16
Section 4.11  Liabilities .................................................. 18
Section 4.12  Litigation ................................................... 18
Section 4.13  Benefit Plans ................................................ 18
Section 4.14  Environmental Matters ........................................ 19
Section 4.15  Intellectual Property ........................................ 20
Section 4.16  Banking; Credit Card Associations ............................ 20
Section 4.17  Customers .................................................... 20
Section 4.18  Material Contracts ........................................... 21
Section 4.19  Required Vote of Company Stockholders ........................ 21

                               TABLE OF CONTENTS
                                  (continued)

                                                                           Page
                                                                           ----

Section 4.20  State Takeover Statutes ...................................... 21
Section 4.21  Brokers ...................................................... 21
Section 4.22  Opinions of Financial Advisors ............................... 22

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 5.1  Organization .................................................. 22
Section 5.2  Subsidiaries .................................................. 22
Section 5.3  Capital Structure ............................................. 22
Section 5.4  Authority ..................................................... 23
Section 5.5  Consents and Approvals; No Violations ......................... 24
Section 5.6  SEC Documents and Other Reports ............................... 24
Section 5.7  Absence of Material Adverse Change ............................ 25
Section 5.8  Information Supplied .......................................... 25
Section 5.9  Compliance with Laws; Permits ................................. 25
Section 5.10  Parent Shares ................................................ 26
Section 5.11  Reorganization ............................................... 26
Section 5.12  Litigation ................................................... 26
Section 5.13  Parent Benefit Plans ......................................... 26
Section 5.14  Liabilities .................................................. 27
Section 5.15  Interim Operations of Sub .................................... 27
Section 5.16  State Takeover Statutes ...................................... 27
Section 5.17  Required Vote of Parent Stockholders ......................... 27
Section 5.18  Brokers ...................................................... 27
Section 5.19  Opinions of Financial Advisor ................................ 27

                                   ARTICLE VI
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1  Conduct of Business Pending the Merger. ....................... 27
Section 6.2  No Solicitation ............................................... 31
Section 6.3  Disclosure of Certain Matters; Delivery of Certain Filings .... 32
Section 6.4  Conduct of Business of Sub Pending the Merger ................. 33
Section 6.5  NYSE Listing .................................................. 33

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

Section 7.1  Employee Benefits ............................................. 33
Section 7.2  Options ....................................................... 34
Section 7.3  Stockholder Approval; Preparation of Proxy
             Statement; Other Actions ...................................... 35
Section 7.4  Access to Information ......................................... 36
Section 7.5  Fees and Expenses ............................................. 37
Section 7.6  Public Announcements; Employee Communications ................. 37

                               TABLE OF CONTENTS
                                  (continued)

                                                                           Page
                                                                           ----

Section 7.7  Transfer Taxes ................................................ 37
Section 7.8  State Takeover Laws ........................................... 37
Section 7.9  Indemnification; Directors and Officers Insurance ............. 37
Section 7.10  Appropriate Actions; Consents; Filings ....................... 38
Section 7.11  Section 16 Matters ........................................... 40
Section 7.12  Affiliate Letters ............................................ 40
Section 7.13  Board of Directors Representative ............................ 40

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

Section 8.1  Conditions to Each Party's Obligation to Effect the Merger .... 40
Section 8.2  Conditions to the Obligations of the Company to
             Effect the Merger ............................................. 41
Section 8.3  Conditions to the Obligations of Parent and Sub to
             Effect the Merger ............................................. 42

                                   ARTICLE IX
                           TERMINATION AND AMENDMENT

Section 9.1  Termination ................................................... 43
Section 9.2  Effect of Termination ......................................... 44
Section 9.3  Amendment ..................................................... 45
Section 9.4  Extension; Waiver ............................................. 46

                                   ARTICLE X
                               GENERAL PROVISIONS

Section 10.1  Non-Survival of Representations and Warranties
              and Agreements ............................................... 46
Section 10.2  Notices ...................................................... 46
Section 10.3  Counterparts ................................................. 47
Section 10.4  Entire Agreement; No Third-Party Beneficiaries ............... 47
Section 10.5  Governing Law and Venue; Waiver of Jury Trial ................ 47
Section 10.6  Assignment ................................................... 48
Section 10.7  Severability ................................................. 48
Section 10.8  Remedies ..................................................... 49
Section 10.9  Obligations of Subsidiaries .................................. 49


Exhibits
--------

Exhibit A - Form of Affiliate Letter

Disclosure Letters
------------------

Company Letter
Parent Letter

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of April 1, 2003 (this "Agreement") among First Data Corporation, a Delaware corporation ("Parent"), Monaco Subsidiary Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Concord EFS, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in
Section 1.1.

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Common Stock, par value $0.33 1/3 per share, of the Company ("Company Common Stock," and the shares of Company Common Stock are hereinafter referred to as the "Shares"), other than Shares held directly or indirectly by Parent, Sub or the Company (other than such Shares held by Parent, Sub or the Company in a fiduciary, collateral, custodial or similar capacity), will be converted into shares of Common Stock, par value $0.01 per share, of Parent (the "Parent Shares");

     WHEREAS, the Board of Directors of the Company has determined that this Agreement is advisable to the Company's stockholders and has recommended that the Company's stockholders adopt this Agreement;

     WHEREAS, the Board of Directors of Parent has determined that this Agreement is advisable to Parent's stockholders and has recommended that Parent's stockholders approve the issuance of Parent Shares in the Merger;

     WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I
                           INTERPRETATION; DEFINITIONS

     Section 1.1 Interpretation; Definitions. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the phrase "made available" shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Acquisition Agreement" shall have the meaning set forth in Section
6.2(a).

     "Affiliate" shall have the meaning as defined in Rule 12b-2 under the Exchange Act.

     "Agreement" means this Agreement and Plan of Merger among Parent, Sub and the Company.

     "Alliance" shall mean any venture (in any form, including in corporate, partnership or limited liability company form) or contractual alliance between Parent or any of its Affiliates and one or more third parties (i) pursuant to which any such third party venturer or party has the contractual or other legal right to block major actions by such venture or contractual alliance or (ii) to whom Parent or any of its Affiliates owe a fiduciary duty.

     "Applicable Law" means all applicable laws, statutes, orders, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

     "Bank Act" means the Bank Holding Company Act of 1956, as amended, together with the rules and regulations promulgated thereunder.

     "Bank Regulatory Authorities" means one or more of the following: the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Colorado Division of Banking or the Tennessee Department of Financial Institutions.

     "Benefit Plan" means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, stock appreciation or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, program or arrangement providing compensation or benefits to or in respect of any current or former employee, officer or director of the Company or Parent, as the case may be, or any of their respective Subsidiaries.

     "Certificate of Merger" shall have the meaning set forth in Section 2.3.

     "Certificates" shall have the meaning set forth in Section 3.3(b).

     "Closing Date" shall have the meaning set forth in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Company Common Stock" shall have the meaning set forth in the first recital provision of this Agreement.

     "Company Filed SEC Documents" means the documents (but excluding the exhibits thereto) filed by the Company with the SEC and publicly available since December 31, 2000 and prior to the execution of this Agreement.

     "Company Letter" means the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

     "Company Material Contract" shall have the meaning set forth in Section
4.18.

     "Company Permits" shall have the meaning set forth in Section 4.9(a).

     "Company SEC Documents" shall have the meaning set forth in Section 4.6.

     "Company Stock Options" shall have the meaning set forth in Section 4.3.

     "Company Stock Plans" shall have the meaning set forth in Section 4.3.

     "Company Stockholder Approval" shall have the meaning set forth in Section 7.3(a).

     "Company Stockholders Meeting" shall have the meaning set forth in Section 7.3(a).

     "Compensation Commitments" shall have the meaning set forth in Section 4.13(a).

     "Confidentiality Agreement" shall have the meaning set forth in Section
7.4.

     "Constituent Corporations" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Contract" shall mean any written or oral agreement, contract, commitment, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

     "Current Premium" shall have the meaning set forth in Section 7.9(b).

     "D&O Insurance" shall have the meaning set forth in Section 7.9(b).

     "DGCL" means the General Corporation Law of the State of Delaware.

     "Effective Time" shall have the meaning set forth in Section 2.3.

     "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or legally binding agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

     "ERISA Benefit Plan" means a Benefit Plan which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Agent" shall have the meaning set forth in Section 3.3(a).

     "Exchange Fund" shall have the meaning set forth in Section 3.3(a).

     "Exchange Ratio" shall have the meaning set forth in Section 3.2(c).

     "Extended End Date" shall have the meaning set forth in Section 9.1(i).

     "Goldman Sachs" shall have the meaning set forth in Section 4.21.

     "Governmental Entity" means any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, including the Bank Regulatory Authorities.

     "Hazardous Substance" means (i) any substance that is listed, classified, regulated or for which liability is imposed pursuant to any Environmental Law;
(ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (iii) any other substance which is the subject of regulatory action by any Government Entity in connection with any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Person" shall have the meaning set forth in Section 7.9(a).

     "Intellectual Property Rights" shall have the meaning set forth in Section 4.15.

     "IRS" means the Internal Revenue Service.

     "J.P. Morgan" shall have the meaning set forth in Section 5.18.

     "Key Customers" shall have the meaning set forth in Section 4.17.

     "Knowledge" shall mean the actual knowledge of the directors or executive officers of the Company or the directors or executive officers of Parent, as the case may be.

     "Liens" means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, as the case may be, any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is, or would reasonably be expected to be, material and adverse to the financial condition, business, operations or results of operations of the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or would reasonably be expected to be) a "Material Adverse Change" and "Material Adverse Effect": (A) the announcement of the execution of this Agreement or the performance of obligations under this Agreement, (B) factors affecting the economy or financial markets as a whole or generally affecting the payment services industry, except to the extent the Company or Parent, as the case may be, is materially and adversely affected in a disproportionate manner as compared to other comparable participants in such industry, (C) failure to meet analyst financial forecasts of the Company or Parent, as the case may be, in and of itself, or the trading price of the Company Common Stock or Parent Shares, as the case may be, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Change or Material Adverse Effect), and (D) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof. The parties hereto agree and understand that, for the avoidance of doubt, a criminal indictment or criminal information or similar proceeding or action against a party or its Subsidiaries or against any of their respective officers or directors relating to actions within the scope of the party's business or an SEC enforcement action, or SEC formal investigation that is not resolved by the earlier of 90 days after its commencement or the Extended End Date (such period being an "Investigation Period"), of a party, its Subsidiaries or their respective officers or directors relating to actions within the scope of the party's business will constitute a Material Adverse Effect or Material Adverse Change with respect to the party. The parties hereto further agree and understand that, for the avoidance of doubt, for purposes of Section 8.2(a) and 8.3(a), during any Investigation Period, the party not subject to (and whose Subsidiaries and their respective officers and directors are not subject to) such investigation shall not be required to consummate the transactions contemplated by this Agreement.

     "Merger" shall have the meaning set forth in the first recital provision of this Agreement.

     "Merrill Lynch" shall have the meaning set forth in Section 5.18.

     "NYSE" means the New York Stock Exchange, Inc.

     "Order" shall have the meaning set forth in Section 8.1(b).

     "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Parent Filed SEC Documents" means the documents (but excluding the exhibits thereto) filed by Parent with the SEC and publicly available since December 31, 2000 and prior to the execution of this Agreement.

     "Parent Letter" means the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter.

     "Parent Options" shall have the meaning set forth in Section 7.2(b).

     "Parent Permits" shall have the meaning set forth in Section 5.9(a).

     "Parent Preferred Stock" shall have the meaning set forth in Section
5.3(a).

     "Parent SEC Documents" shall have the meaning set forth in Section 5.6.

     "Parent Share Issuance" means the issuance of the Parent Shares upon conversion of the Shares pursuant to Section 3.2(c).

     "Parent Shares" shall have the meaning set forth in the first recital provision of this Agreement.

     "Parent Stock Equivalents" shall have the meaning set forth in Section 5.3(a).

     "Parent Stock Incentive Plans" shall have the meaning set forth in Section 5.3(a).

     "Parent Stock Options" shall have the meaning set forth in Section 5.3(a).

     "Parent Stockholder Approval" shall have the meaning set forth in Section 7.3(a).

     "Parent Stockholders Meeting" shall have the meaning set forth in Section 7.3(a).

     "Person" means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.

     "Proxy Statement" shall have the meaning set forth in Section 4.8.

     "Registration Statement" shall have the meaning set forth in Section 4.8.

     "SEC" means the Securities and Exchange Commission.

     "Sarbanes-Oxley" shall have the meaning set forth in Section 4.9(b).

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Shares" shall have the meaning set forth in the first recital provision of this Agreement.

     "Significant Subsidiary" of any Person means a Subsidiary of such Person that would constitute a "significant subsidiary" of such Person within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the SEC.

     "Stock Equivalents" shall have the meaning set forth in Section 4.3.

     "Stockholders Meetings" shall have the meaning set forth in Section 7.3(a).

     "Sub" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Subsidiary" or "subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

     "Superior Proposal" shall have the meaning set forth in Section 6.2(a).

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "Takeover Proposal" shall have the meaning set forth in Section 6.2(a).

     "Tax" and "Taxes" means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, and (ii) any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause
(i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any tax sharing arrangement or tax indemnity arrangement.

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

     "Termination Fee" shall have the meaning set forth in Section 9.2(b).

     "Transfer Taxes" shall have the meaning set forth in Section 7.7.

     "William Blair" shall have the meaning set forth in Section 4.21.

                                   ARTICLE II
                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

     Section 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603, unless another date, time or place is agreed to by the parties hereto.

     Section 2.3 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII.

     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     Section 2.5 Certificate of Incorporation and Bylaws; Officers and
Directors.

     (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

     (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided by the Restated Certificate of Incorporation of the Surviving Corporation or by the DGCL.

     (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

     (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III
              EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Sub, the Company or the holders of any securities of the Constituent Corporations, the capital stock of the Constituent Corporations shall be treated as set forth in this Article III and in accordance with the terms of this Agreement.

     Section 3.2 Conversion. (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, $0.33 1/3 par value, of the Surviving Corporation.

     (b) Treasury Stock and Parent Owned Stock. Each Share that is held by the Company or by any wholly owned Subsidiary of the Company and each Share that is held by Parent, Sub or any other wholly owned Subsidiary of Parent (other than such Shares held by Parent, Sub or the Company in a fiduciary, collateral, custodial or similar capacity, which will be converted pursuant to Section 3.2(c)) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Shares. Each Share issued and outstanding (other than Shares to be cancelled in accordance with Section 3.2(b)) shall be converted into 0.40 of a duly authorized, validly issued, fully paid and non-assessable Parent Share (the "Exchange Ratio"). As of the Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate formerly representing any such Shares shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 3.3(c), certificates representing the Parent Shares into which such Shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.3(d).

     Section 3.3 Exchange of Certificates. (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with Wells Fargo Bank Minnesota, National Association or with a banking or other financial institution selected by Parent and reasonably acceptable to the Company (and on terms reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III, certificates representing the Parent Shares to be issued in connection with the Merger and an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional shares (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.2 and paid pursuant to this
Section 3.3 in exchange for outstanding Shares.

     (b) Exchange Procedure. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") (i) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration (and any unpaid distributions and dividends) contemplated by Section 3.2 and this Section 3.3, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole Parent Shares and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to the Parent Shares as provided for in Section 3.3(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article III, after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, together with a check for the cash to be paid pursuant to this Section 3.3 may be issued to such a transferee if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

     (c) Dividends. No dividends or other distributions declared with a record date after the Effective Time on Parent Shares shall be paid with respect to any Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein or a Person claiming a Certificate to be lost, stolen or destroyed has complied with the provisions of Section 3.6. Promptly following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Shares, less the amount of any withholding Taxes which may be required thereon. Parent will, no later than the applicable dividend or distribution payment dates, provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 3.3(c).

     (d) No Fractional Securities. No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Shares, cash adjustments will be paid to holders in respect of any fractional share of Parent Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Parent Shares that would otherwise be issuable by the closing price per share of Parent Shares on the New York Stock Exchange Composite Tape on the Closing Date as reported by The Wall Street Journal (Northeast edition) (or, if not reported thereby, any other authoritative source).

     (e) No Further Ownership Rights in Shares. All Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this
Article III (including any cash paid pursuant to this Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) which remains undistributed to the holders of Shares for six months after the Effective Time may be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent or its agent (subject to abandoned property, escheat or other similar laws) for payment of their Parent Shares, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each Share such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 3.4 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the parties hereto adopt this Agreement as a "plan of reorganization" for such purposes.

     Section 3.5 Adjustment of Exchange Ratio. In the event that Parent changes or establishes a record date for changing the number of Parent Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Time, the Exchange Ratio applicable to the Merger and any other calculations based on or relating to Parent Shares shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

     Section 3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares, any cash in lieu of fractional shares of Parent Shares to which the holders thereof are entitled pursuant to Section 3.3(b) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(c).

     Section 3.7 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows, except as set forth in the Company Letter or as disclosed in the Company Filed SEC Documents (it being understood that any matter set forth in the Company Filed SEC Documents shall be deemed to qualify any representation or warranty in this
Article IV only to the extent that the description of such matter in the Company Filed SEC Documents would be reasonably inferred to be a qualification with respect to such representation or warranty):

     Section 4.1 Organization. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have requisite power and authority to carry on their respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation and Bylaws and has made available to Parent the charter and bylaws (or similar organizational documents) of each of its Significant Subsidiaries.

     Section 4.2 Subsidiaries. As of the date of this Agreement, Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC, is a true, accurate and complete statement in all material respects of all of the information required to be set forth therein by Regulation S-K as promulgated by the SEC. All of the outstanding shares of capital stock of each Significant Subsidiary of the Company that is a corporation have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Company and its Subsidiaries, taken as a whole.

     Section 4.3 Capital Structure. The authorized capital stock of the Company consists of 1,500,000,000 Shares. At the close of business on March 28, 2003,
(i) 486,483,143 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no Shares were held by the Company in its treasury, (iii) 58,239,379 Shares were reserved for issuance pursuant to outstanding options to purchase Company Common Stock (options to purchase Company Common Stock being "Company Stock Options") granted under the Company's 2002 Stock Option Plan, the Company's 1993 Incentive Stock Option Plan and the Star Systems, Inc. 2000 Equity Incentive Plan (together, and each as amended, the "Company Stock Plans") and (iv) 34,717,849 Shares were reserved for the grant of additional awards under the Company Stock Plans. As of the close of business on March 28, 2003, except as set forth above, no Shares were issued, reserved for issuance or outstanding, no Company Stock Options have been granted and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("Stock Equivalents"). Since March 28, 2003 and on or prior to the date of this Agreement, except for the exercise of any Company Stock Options referred to in clause (iii) above, the Company has not issued any Shares or made any grant of awards under the Company Stock Plans or authorized or entered into any Contract to do any of the foregoing. There are no outstanding stock appreciation rights with respect to the capital stock of the Company. Each outstanding Share is, and each Share which may be issued pursuant to the Company Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the Company Common Stock, there are no other authorized classes of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company's stockholders may vote. Except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock, Company Stock Options or other voting securities or Stock Equivalents of the Company or of any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries. There are no outstanding agreements to which the Company, its Significant Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Significant Subsidiaries.

     Section 4.4 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company unanimously approved this Agreement, declared this Agreement and the Merger advisable to the Company and its stockholders, resolved to recommend the approval and adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval and adoption (all in accordance with the DGCL). The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption by the Company's stockholders of this Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption by the Company's stockholders of this Agreement. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and
Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 4.5 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, the laws applied by the Bank Regulatory Authorities, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, and except as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Restated Certificate of Incorporation or Bylaws of the Company or of the similar organizational documents of any of its Subsidiaries,
(ii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of the Company or any of its Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and (iv) for failures, violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

     Section 4.6 SEC Documents and Other Reports. The Company has timely filed with the SEC all documents required to be filed by it since December 31, 2000 under the Securities Act or the Exchange Act (the "Company SEC Documents"). As of their respective filing dates, the

Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     Section 4.7 Absence of Material Adverse Change. Since December 31, 2002, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, and there has not been (i) any Material Adverse Change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any change in accounting methods, principles or practices by the Company, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries which is not covered by insurance or (vi) any material amendment of any of the Benefit Plans of the Company or any of its Subsidiaries other than amendments in the ordinary course.

     Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in Parent's registration statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement"), pursuant to which Parent Shares issuable in the Merger will be registered, or the joint proxy statement/prospectus (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholders Meetings, will, in the case of the Registration Statement, at the time it becomes effective, and, in the case of the Proxy Statement, at the time it is first mailed to the stockholders of the Company or Parent and at the time of the Stockholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication by the Company with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub or any of their representatives specifically for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in the Proxy Statement but which should have been disclosed by Parent pursuant to
Section 5.8.

     Section 4.9 Compliance with Laws; Permits. (a) The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not have a Material Adverse Effect on the Company.

     (b) The Company and each of its officers and directors have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act ("Sarbanes-Oxley") and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has previously disclosed to Parent any of the information required to be disclosed by the Company and certain of its officers to the Company's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act. From the period beginning January 1, 2000 through the enactment of Sarbanes-Oxley, neither the Company nor any of its Affiliates made any loans to any executive officer or director of the Company equal to or in excess of $60,000. Since the enactment of Sarbanes-Oxley, neither the Company nor any of its Affiliates has made any loans to any executive officer or director of the Company.

     (c) Each executive officer and director of the Company has complied with all Applicable Laws in connection with or relating to actions within the scope of the Company's business, except where the failure to comply would not have a Material Adverse Effect on the Company. No executive officer or director of the Company is a party to or the subject of any pending or threatened suit, action, proceeding or investigation by any Governmental Entity that would have a Material Adverse Effect on the Company, except as disclosed in the Company Filed SEC Documents.

     Section 4.10 Tax Matters. (a) (i) The Company and each of its Subsidiaries has timely filed (after taking into account any extensions to file properly obtained) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis, except where the failure to timely file would not have a Material Adverse Effect on the Company; (ii) all such Tax Returns are complete and accurate in all respects, except where the failure to be complete or accurate would not have a Material Adverse Effect on the Company; (iii) each of the Company and its Subsidiaries has duly and timely paid all Taxes that are required to be paid, and all Taxes which the Company or any Subsidiary is required to withhold or collect for payment have been duly withheld or collected and paid to the appropriate Governmental Entity, except where the failure to do so would not have a Material Adverse Effect on the Company; (iv) no deficiencies for any Taxes have been asserted, proposed or assessed against the Company or any of its Subsidiaries that have not been fully paid or otherwise fully settled, except for deficiencies asserted, proposed or assessed which, if fully paid, would not have a Material Adverse Effect on the Company; and (v) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to material Taxes, agreed to any extensions of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect, (vi) with respect to all tax years ending on or before December 31, 1998, the Tax Returns referred to in clause (i), to the extent related to federal income, or material state, local or foreign income or franchise, Taxes, have been examined by the IRS or the appropriate state, local or foreign Taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (vii) as of the date of this Agreement, there are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (viii) there are no material Liens relating to Taxes on any of the assets of the Company or any of its Subsidiaries, except for Liens relating to current Taxes not yet due and payable or relating to Taxes that are being contested in good faith, (ix) neither the Company nor any predecessor to the Company has made with respect to the Company, or any predecessor of the Company, any consent under Section 341 of the Code, (x) during the last three years, none of the Company or any of its Subsidiaries has been a party to any transaction (other than a transaction described in Section 355(e)(2)(C) of the Code) treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied, (xi) neither the Company nor any Subsidiary has ever been a member of a group of corporations filing Tax Returns on a consolidated, combined or unitary basis other than the group, if any, of which it is currently a member and (xii) except in the case of any transaction or arrangement that could not reasonably be expected to affect the Tax or other liability of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has been a party to, or a promoter or organizer of, any "tax shelter" or similar transaction (including, without limitation, any transaction or arrangement a principal purpose of which was the reduction of federal income taxes or any so-called "listed transaction" identified by the IRS).

     (b) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

     (c) Neither the Company nor any of its Affiliates has taken or agreed to take any action that, to the Knowledge of the Company, will (or will be reasonably likely to) prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. To the Knowledge of the Company, the representations set forth in the Company Tax Certificate attached to the Company Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof and based on reasonable estimates in the case of certain information not available on the date hereof), would be true and correct in all material respects.

     Section 4.11 Liabilities. Since December 31, 2002, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since December 31, 2002 and liabilities or obligations which would not have a Material Adverse Effect on the Company.

     Section 4.12 Litigation. As of the date of this Agreement, there is no suit, action, proceeding or investigation pending against the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would have a Material Adverse Effect on the Company.

     Section 4.13 Benefit Plans. (a) Item 4.13(a) of the Company Letter sets forth a true and complete list of each material Benefit Plan (including each ERISA Benefit Plan) maintained by the Company or any of its Subsidiaries. Except as required by law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since the date of the most recent audited financial statements included in the Company Filed SEC Documents. None of the Company, its Subsidiaries or any trade or business which has been, during the six-year period preceding the date hereof, treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code has during such time contributed to any ERISA Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or maintained any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement there exist no material agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer or director ("Compensation Commitments"). Neither the Company nor any of its Subsidiaries maintains or contributes to any employee benefit plans, programs or arrangements or employs any employees outside of the United States.

     (b) With respect to each Benefit Plan listed in Item 4.13(a) of the Company Letter, correct and complete copies, where applicable, of the following documents have been made available to Parent: (i) all Benefit Plan documents and amendments, trust agreements and insurance and annuity contracts and policies,
(ii) the most recent IRS determination letter or opinion letter if the Benefit Plan is intended to satisfy the requirements for Tax favored treatment pursuant to Sections 401-417 of the Code, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the three most recently completed plan years, (iv) any discrimination or coverage tests performed during the last two
(2) plan years and (v) the current summary plan description. True and complete copies of all written Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Compensation Commitment have been made available to Parent.

     (c) Each Benefit Plan listed in Item 4.13(a) of the Company Letter which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such plan is so qualified under the Code or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS, and no circumstance exists which might cause such plan to cease being so qualified except for any circumstance that would not have a Material Adverse Effect on the Company. Each Benefit Plan listed in Item 4.13(a) of the Company Letter complies and has been maintained in all respects with its terms and all requirements of law and regulations applicable thereto, and there has been no notice issued by any Governmental Entity questioning or challenging such compliance, except for any noncompliance or other circumstance that would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Benefit Plan or Compensation Commitment, and neither the Company nor any of its Subsidiaries has any Knowledge of any material plan defect which would qualify for correction under any such program. There is no dispute, arbitration, grievance, action, suit or claim (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving such Benefit Plans or the assets of such plans. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. The Company does not have any obligations under any welfare plans or otherwise to provide health or death benefits to or in respect of former employees of the Company, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or applicable state law. The Company has no liability on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or
Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA, except in the case of clauses (i) or
(ii) for any circumstance that would not have a Material Adverse Effect on the Company. No amounts will become payable as a result of the Merger for which the Company or any of its Subsidiaries will bear any liability.

     (d) Prior to the date hereof, the Company has terminated (it being understood that such terminations may be conditioned upon the consummation of the Merger) all split dollar agreements to which the Company or any of its Subsidiaries was a party (including obtaining consents to such terminations by the executives who are parties to such agreements) without making or agreeing to make any payment of any amounts by the Company to any Person or waiving or agreeing to waive any rights.

     Section 4.14 Environmental Matters. Except for matters that would not have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance which contamination could reasonably be expected to require remediation pursuant to any Environmental Law; (iii) to the Knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination could reasonably be expected to require remediation pursuant to any Environmental Law; (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its

Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law. Sections 4.5 and 4.14 set forth the sole representations and warranties of the Company with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.

     Section 4.15 Intellectual Property. The Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, "Intellectual Property Rights") as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not have a Material Adverse Effect on the Company. No third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not have a Material Adverse Effect on the Company.

     Section 4.16 Banking; Credit Card Associations. The Company is registered as a financial holding company pursuant to the Bank Act and satisfies all eligibility requirements for financial holding companies set forth thereunder, except where the failure to satisfy such eligibility requirements would not have a Material Adverse Effect on the Company. None of the operations of the Company, any of its Subsidiaries or any of their respective businesses are being conducted in violation of the Bank Act or any other law applied by the Bank Regulatory Authorities, except for possible violations that would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries owns or controls, directly or indirectly or acting in concert with others, more than 5% of the voting stock of any insured depository institution. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provisions of the rules and regulations of VISA U.S.A., Inc., VISA International, Inc., MasterCard International, Inc. and any successor organizations or associations, except where such default or violation would not have a Material Adverse Effect on the Company.

     Section 4.17 Customers. Item 4.17 of the Company Letter sets forth a list (without specifying the identity of any customer listed thereon) for the twelve months ended December 31, 2002 of the top 25 revenue producing network services customers and the top 25 revenue producing payment services customers, in each case of the Company and its Subsidiaries (collectively, the "Key Customers"), including the amount of revenue received from such Key Customers for the twelve months ended December 31, 2002. Since January 1, 2002 there has been no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Key Customers, other than as would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, there exists no present condition or state of facts or circumstances involving any Key Customer and their relationships with the Company or any of its Subsidiaries which would have a Material Adverse Effect on the Company or prevent the conduct of its business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted.

     Section 4.18 Material Contracts. Except as filed as exhibits to the Company Filed SEC Documents prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (ii) materially limits or otherwise materially restricts the Company or any of its Subsidiaries or that would, after the Effective Time, materially limit or otherwise materially restrict Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any successor thereto, from engaging or competing in any material line of business in any geographic area or that contains most favored nation pricing provisions or exclusivity or non-solicitation provisions with respect to customers. Each Contract of the type described in this Section 4.18, whether or not set forth in Item 4.18 of the Company Letter, is referred to herein as a "Company Material Contract." Neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have a Material Adverse Effect on the Company or, after giving effect to the Merger, Parent. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any standstill or similar agreement with any Person which relates to any transaction that could constitute a Takeover Proposal.

     Section 4.19 Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     Section 4.20 State Takeover Statutes. The action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render inapplicable to Parent, Sub, the Merger and this Agreement the provisions of Section 203 of the DGCL. To the Knowledge of the Company, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's Restated Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Parent Shares, Parent, Sub or the Merger.

     Section 4.21 Brokers. No broker, investment banker, financial advisor or other Person, other than William Blair & Company, L.L.C. ("William Blair") and Goldman, Sachs & Co. ("Goldman Sachs"), the fees and expenses of which will be paid by the Company (and are reflected in an agreement between William Blair and the Company and an agreement between Goldman Sachs and the Company, complete copies of which have been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 4.22 Opinions of Financial Advisors. The Company has received the opinions of William Blair and Goldman Sachs to the effect that, as of the date thereof, the Exchange Ratio is fair to the Company's holders of the Company Common Stock from a financial point of view.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows, except as set forth in the Parent Letter or as disclosed in the Parent Filed SEC Documents (it being understood that any matter set forth in the Parent Filed SEC Documents shall be deemed to qualify any representation or warranty in this Article V only to the extent that the description of such matter in the Parent Filed SEC Documents would be reasonably inferred to be a qualification with respect to such representation or warranty):

     Section 5.1 Organization. Parent and each of its Significant Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have the requisite corporate power and authority to carry on their respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Parent. Parent and each of its Significant Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. Parent has delivered to the Company complete and correct copies of its Second Amended and Restated Certificate of Incorporation and By-laws and the Certificate of Incorporation and By-laws of Sub.

     Section 5.2 Subsidiaries. As of the date of this Agreement, Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC, is a true, accurate and complete statement in all material respects of all of the information required to be set forth therein by Regulation S-K as promulgated by the SEC. All of the outstanding shares of capital stock of each Significant Subsidiary of Parent that is a corporation have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of Parent are owned by Parent, by one or more Subsidiaries of Parent or by Parent and one or more Subsidiaries of Parent, free and clear of all Liens. Except for the capital stock of its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of Parent and its Subsidiaries, taken as a whole.

     Section 5.3 Capital Structure. (a) The authorized capital stock of Parent consists of 2,000,000,000 Parent Shares and 10,000,000 shares of Preferred Stock, par value $1.00 per share ("Parent Preferred Stock"). At the close of business on March 28, 2003, (i) 747,788,465 Parent Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 150,125,817 Parent Shares were held by Parent in its treasury, (iii) 65,769,847 Parent Shares were reserved for issuance pursuant to outstanding options to purchase Parent Shares (options to purchase Parent Shares being "Parent Stock

Options") granted under Parent's 2002 Long-Term Incentive Plan, 1992 Long-Term Incentive Plan or 1993 Directors' Stock Option Plan (together with Parent's Employee Stock Purchase ESPP, the "Parent Stock Incentive Plans"), (iv) 61,985,645 Parent Shares were reserved for the grant of additional awards under the Parent Stock Incentive Plans and (v) no shares of Parent Preferred Stock were issued and outstanding. As of the date of this Agreement, except as set forth above, no Parent Shares were issued, reserved for issuance or outstanding, no Parent Stock Options have been granted and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Parent ("Parent Stock Equivalents"). Since March 28, 2003 and on or prior to the date of this Agreement, except for the exercise of any Parent Stock Options referred to in clause (iii) above, Parent has not issued any Parent Shares or made any grant of awards under the Parent Stock Incentive Plans or authorized or entered into any Contract to do any of the foregoing. There are no outstanding stock appreciation rights with respect to the capital stock of Parent. Each outstanding Parent Share is, and each Parent Share which may be issued pursuant to Parent Stock Incentive Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the Parent Shares and the Parent Preferred Stock, there are no other authorized classes of capital stock of Parent. Other than Parent's 4 7/8% Convertible Notes due 2005 and 2% Senior Convertible Contingent Debt Securities due 2008, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Parent's stockholders may vote. Other than the warrants held by iFormation Group Holdings, LP and an Affiliate of J.P. Morgan & Chase Co. and as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Significant Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Significant Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock, Parent Stock Options or other voting securities or Parent Stock Equivalents of Parent or of any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Significant Subsidiaries. There are no outstanding agreements to which Parent, its Significant Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Parent or any of its Significant Subsidiaries.

     (b) The authorized capital stock of Sub consists solely of 1000 shares of common stock, par value $0.01 per share, of which, as of the date hereof, 100 were issued and outstanding. All outstanding shares of common stock of Sub have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive or other similar right. Sub does not own any securities.

     Section 5.4 Authority. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub approved this Agreement and the Parent Share Issuance, resolved to recommend the Parent Share Issuance to its stockholders for approval and directed that the Parent Share Issuance be submitted to its stockholders for approval. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by Parent's stockholders of the issuance of Parent Shares in the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, subject to approval by Parent's stockholders of the issuance of Parent Shares in the Merger. This Agreement has been approved by Parent as the sole stockholder of Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 5.5 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, the laws applied by the Bank Regulatory Authorities, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, and except as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Second Amended and Restated Certificate of Incorporation or By-laws of Parent, the Certificate of Incorporation or By-laws of Sub or of the similar organizational documents of any of Parent's Subsidiaries, (ii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of Parent or any of Parent's Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Sub, any of its Significant Subsidiaries or any of their properties or assets, except in the case of clauses
(ii), (iii) and (iv) for failures, violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

     Section 5.6 SEC Documents and Other Reports. Parent has timely filed with the SEC all documents required to be filed by it since December 31, 2000 under the Securities Act or the Exchange Act (the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     Section 5.7 Absence of Material Adverse Change. Since December 31, 2002, with respect to Parent and its Subsidiaries, there has not been (i) any Material Adverse Change with respect to Parent, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, other than with respect to the payment of quarterly dividends, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iv) any change in accounting methods, principles or practices by Parent.

     Section 5.8 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement, will, in the case of the Registration Statement, at the time it becomes effective, and, in the case of the Proxy Statement, at the time it is first mailed to the stockholders of the Company or Parent or at the time of the Stockholders Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication by Parent or Sub with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in the Registration Statement or Proxy Statement but which should have been disclosed by the Company pursuant to Section 4.8.

     Section 5.9 Compliance with Laws; Permits. (a) The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not have a Material Adverse Effect on Parent.

     (b) Parent and each of its officers and directors have complied in all material respects with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Parent has previously disclosed to the Company any of the information required to be disclosed by Parent and certain of its officers to Parent's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act. From the period beginning January 1, 2000 through the enactment of Sarbanes-Oxley, neither Parent nor any of its Affiliates made any loans to any executive officer or director of Parent equal to or in excess of $60,000. Since the enactment of Sarbanes-Oxley, neither Parent nor any of its Affiliates has made any loans to any executive officer or director of Parent.

     (c) Each executive officer and director of Parent has complied with all Applicable Laws in connection with or relating to or actions within the scope of Parent's business, except where the failure to comply would not have a Material Adverse Effect on Parent. No executive officer or director of Parent is a party to or the subject of any pending or threatened suit, action, proceeding or investigation by any Governmental Entity that would have a Material Adverse Effect on Parent, except as disclosed in the Parent Filed SEC Documents.

     Section 5.10 Parent Shares. All of the Parent Shares issuable in exchange for Shares in the Merger in accordance with this Agreement have been duly authorized and will be, when so issued, validly issued, fully paid and non-assessable and free of preemptive or other similar rights. The issuance of such Parent Shares will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws. The Parent Shares that will become subject to options to purchase Parent Shares pursuant to
Section 7.2(a) have been duly authorized. Upon payment to Parent of the appropriate exercise price, those Parent Shares will be validly issued, fully paid and nonassessable.

     Section 5.11 Reorganization. Neither Parent nor any of its Affiliates has taken or agreed to take any action that, to the Knowledge of Parent, will (or will be reasonably likely to) prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. To the Knowledge of Parent, the representations set forth in the Parent Tax Certificate attached to the Parent Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof and based on reasonable estimates in the case of certain information not available on the date hereof), would be true and correct in all material respects.

     Section 5.12 Litigation. As of the date of this Agreement, there is no suit, action, proceeding or investigation pending against Parent or any of its Subsidiaries that would have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would have a Material Adverse Effect on Parent.

     Section 5.13 Parent Benefit Plans. Except for any circumstance that would not have a Material Adverse Effect on Parent: (i) each ERISA Benefit Plan of Parent has been maintained and operated in substantial compliance with its terms, the applicable requirements of the Code and ERISA and the regulations issued thereunder; (ii) no material litigation or asserted claims against Parent exist with respect to any such ERISA Benefit Plan other than claims for benefits in the normal course of business; and (iii) no such ERISA Benefit Plan is a "multi-employer plan" as such term is defined in Section 3(37) of ERISA. With respect to each ERISA Benefit Plan of Parent which is subject to Title IV of ERISA or Section 412 of the Code, no accumulated funding deficiencies under Title IV of ERISA or the Code have been incurred or are reasonably likely to be incurred by Parent or by any trade or business that together with the Parent would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate"), except for any potential liability which would not have a Material Adverse Effect on Parent or any ERISA Affiliate.

     Section 5.14 Liabilities. Since December 31, 2002, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since December 31, 2002 and liabilities or obligations which would not have a Material Adverse Effect on Parent.

     Section 5.15 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no business or other activities, has incurred no liabilities or obligations, other than as contemplated hereby, and will conduct its activities only as contemplated hereby.

     Section 5.16 State Takeover Statutes. To the Knowledge of Parent, other than the provisions of Section 203 of the DGCL, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent's Second Amended and Restated Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Parent Shares, Parent, Sub or the Merger.

     Section 5.17 Required Vote of Parent Stockholders. The affirmative vote of the holders of a majority of the Parent Shares represented at the Parent Stockholder Meeting (provided that at least a majority of the Parent Shares are represented in person or by proxy at such meeting) approving the issuance of Parent Shares in the Merger is the only vote of the holders of any class or series of Parent's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     Section 5.18 Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co. ("Merrill Lynch") and J.P. Morgan Securities, Inc. ("J.P. Morgan"), the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     Section 5.19 Opinions of Financial Advisor. Parent has received the opinions of each of Merrill Lynch and J.P. Morgan to the effect that, as of the date of such opinions, the Exchange Ratio is fair to Parent from a financial point of view.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.1 Conduct of Business Pending the Merger.

     (a) Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement and the Company Letter or as required by any Applicable Law, in all material respects carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve its business organization substantially intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement and the Company Letter or as required by any Applicable Law, during such period, the Company shall not, and shall not permit any of its Subsidiaries or other controlled entities to, without the prior written consent of Parent or its designated advisors (not to be unreasonably withheld or delayed):

          (i) (A) amend the Company's Restated Certificate of Incorporation or the Company's Bylaws; (B) other than in the case of any direct or indirect wholly owned Subsidiary, split, combine or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock other than dividends or distributions from its direct or indirect wholly owned Subsidiaries; and (D) except in connection with the Company Stock Plans, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (ii) (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than (x) the issuance of shares of Company Common Stock and Company Stock Options to employees of the Company or any of its Subsidiaries pursuant to Company Stock Plans as set forth in
     Item 6.1(a)(ii)(A) of the Company Letter, (y) Shares issuable under Company Stock Options outstanding as of the date of this Agreement or (z) the issuance by any direct or indirect wholly owned Subsidiary of the Company of its capital stock to the Company or another wholly owned Subsidiary of the Company); (B) other than products or services sold in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets; (C) incur or modify any indebtedness (other than (i) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries or (ii) incremental indebtedness to the extent such incremental indebtedness, together with all other indebtedness of the Company and its Subsidiaries, is materially consistent with the historical debt-to-equity ratio of the Company and its Subsidiaries, taken as a whole (adjusting for the sale of the demand deposits of EFS National Bank to Union Planters Bank, N.A. pursuant to that certain Agreement to Purchase Assets and Assume Liabilities dated November 14, 2002)); (D) make or authorize or commit to any capital expenditures (other than as set forth in Item 6.1(a)(ii)(D) of the Company Letter or which, individually, is not in excess of $250,000 and, in the aggregate, are not in excess of $10,000,000); (E) by any means, make any purchase or acquisition (including by way of merger or other business combination) of, or investment in (i) the capital stock of or other interest in, any other Person other than a wholly owned Subsidiary of the Company or (ii) except in the ordinary course of business consistent with past practice, assets of any other Person (other than, in the case of clauses (i) and (ii), (x) consummation of an acquisition publicly announced prior to the date of this Agreement or (y) acquisitions (including acquisitions of additional non-publicly traded equity interests in any Person in which the Company or any of its Subsidiaries owns any equity interest) that individually involve aggregate consideration not exceeding $10,000,000); and (F) make any loans, advances or capital contributions to any other Person (other than to the Company or any of its wholly owned Subsidiaries) outside of the ordinary course of business;

          (iii) except as required by the terms of this Agreement, (A) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plans or Compensation Commitments, (B) increase the compensation of any officer or any other employee earning annual compensation of more than $200,000 (other than pursuant to Contracts currently in force and previously disclosed to Parent) and (C) hire any employee at a compensation level expected to be more than $200,000 a year;

          (iv) other than as required in Section 6.1(a)(v), pay, discharge, settle, compromise or satisfy any material claims, liabilities or other obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice or in accordance with their terms existing on the date hereof, or waive, release or assign any material rights or claims other than in the ordinary course of business consistent with past practice;

          (v) pay, discharge, settle, compromise or satisfy (i) any litigation or claims not related to the matters set forth in Item 6.1(a)(v) of the Company Letter (other than in the ordinary course of business) or (ii) any of the matters set forth in Item 6.1(a)(v) of the Company Letter;

          (vi) modify, amend or terminate any material Contracts (including any Company Material Contract), if such modification, amendment or termination would be materially adverse to the Company, other than (i) customer Contracts or (ii) Contracts entered in the ordinary course of business consistent with past practice;

          (vii) implement or adopt any change in its accounting principles or accounting practices, in all cases other than as may be required by a change in generally accepted accounting principles or as recommended by the Company's outside auditors;

          (viii) prepare or file any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (ix) enter into any Contract that would restrict, after the Effective Time, Parent and its Subsidiaries (other than the Company and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

          (x) enter into any Contract that would restrict, after the Effective Time, the Company and its Subsidiaries with respect to (A) engaging or competing in any of Parent's core businesses or in any geographic area or
     (B) pricing, to the extent such Contract contains a provision which restricts pricing in any of Parent's core businesses;

          (xi) enter into any material Contract that contains a change of control provision which would be applicable to the Merger or the transactions contemplated by this Agreement;

          (xii) take any action or omit to take any action that would reasonably be expected to cause any of its representations and warranties herein to become untrue, such that the condition set forth in Section 8.3(a) would fail to be satisfied; or

          (xiii) authorize or enter into any Contract to do any of the foregoing.

     (b) Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by any Applicable Law, during such period, Parent shall not, and shall not permit any of its Subsidiaries or other controlled entities to, without the prior written consent of the Company (not to be unreasonably withheld or delayed):

          (i) make any change in or amendment to Parent's Second Amended and Restated Certificate of Incorporation that changes any material term or provision of the Parent Shares;

          (ii) make any material change in or amendment to Sub's Certificate of Incorporation;

          (iii) engage in any recapitalization, restructuring or reorganization with respect to Parent's capital stock, including by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Parent's capital stock;

          (iv) take any action or omit to take any action that would reasonably be expected to cause any of its representations and warranties herein to become untrue, such that the condition set forth in Section 8.2(a) would fail to be satisfied;

          (v) enter into any agreement to acquire or purchase (whether by merger, acquisition of equity or assets, joint venture or otherwise) any Person or any interest in any Person if such acquisition or purchase would cause a material delay in or prevent the receipt of any antitrust or competition law approval necessary for the consummation of the Merger, unless prior to taking such action Parent reasonably determines that such action would not be reasonably expected to cause such effect; or

          (vi) authorize or enter into any Contract to do any of the foregoing;

provided, however, that to the extent the restrictions provided in clauses (iv),
(v) and (vi) apply to any Alliance, the obligations of Parent or any of its Subsidiaries or other controlled entities with respect to such restrictions shall be subject to applicable fiduciary duties and contractual restrictions with respect to such Alliance; and provided further that, unless it has received the prior written consent of the Company (not to be unreasonably withheld or delayed), Parent shall, and shall cause its Subsidiaries and other controlled entities to (to the extent it may do so under applicable fiduciary duties, contractual restrictions and Applicable Law), vote any voting equity interest it holds in any Alliance against any proposal by any Alliance to take any of the actions referred to in clauses (iv), (v) and (vi).

     Section 6.2 No Solicitation. (a) As of the date hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Takeover Proposal, (ii) enter into any letter of intent or agreement related to any Takeover Proposal other than a confidentiality agreement (each, an "Acquisition Agreement") or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Takeover Proposal; provided, however, that if, at any time prior to the Company Stockholders Meeting, and without any breach of the terms of this Section 6.2(a), the Company receives a Takeover Proposal from any Person that in the good faith judgment of the Company's Board of Directors is, or is reasonably likely to lead to the delivery of, a Superior Proposal, the Company may (x) furnish information (including non-public information) with respect to the Company to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement and (y) participate in negotiations with such Person regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 25% or more of the assets of the Company and its Subsidiaries or 25% or more of the voting power of the capital stock of the Company or the capital stock of such Subsidiaries then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of the voting power of the capital stock of the Company or the capital stock of such Subsidiaries then outstanding, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions with Parent and Sub contemplated by this Agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal made by any Person (other than Parent and its Affiliates) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in good faith would, if consummated, result in a transaction that would, or would be reasonably likely to, be more favorable to the stockholders of the Company (taking into account such factors as the Company's Board of Directors in good faith deems relevant, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be consummated) than the transactions contemplated hereby.

          (b) Except as set forth in Section 9.1(e), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal; or (iii) authorize or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement.

          (c) Nothing contained in this Section 6.2 shall prohibit the Company from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with respect to a Takeover Proposal.

          (d) The Company agrees that it and its Subsidiaries shall, and the Company shall direct its and its Subsidiaries' respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Takeover Proposal. The Company agrees that it will notify Parent promptly (but no later than 24 hours) if, to the Company's Knowledge, any Takeover Proposal is received by, any information is requested from, or any discussions or negotiations relating to a Takeover Proposal are sought to be initiated or continued with, the Company, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Takeover Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter the Company shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Takeover Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     Section 6.3 Disclosure of Certain Matters; Delivery of Certain Filings. The Company shall promptly advise Parent orally and in writing if there exists a material breach of a representation or warranty contained herein or if there occurs, to the Knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation or warranty contained herein. Parent shall promptly advise the Company orally and in writing if there exists a material breach of a representation or warranty contained herein or if there occurs, to the Knowledge of Parent, any change or event which results in the executive officers of Parent having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation or warranty contained herein. The Company shall provide to Parent, and Parent shall provide to the Company, copies of all filings made by the Company or Parent, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity or incur any liabilities or obligations of any nature except as expressly provided in or contemplated by this Agreement.

     Section 6.5 NYSE Listing. Promptly after the date of this Agreement, Parent shall use its reasonable best efforts to cause the Parent Shares issuable in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

     Section 7.1 Employee Benefits. (a) Parent agrees that, following the Effective Time, the employees of the Company and its Subsidiaries will be eligible to participate in the employee benefit plans of Parent on substantially the same terms and conditions of similarly situated employees of Parent or its Subsidiaries, as applicable. Parent will cause such employee benefit plans to take into account for purposes of benefit accrual, eligibility and vesting thereunder service by employees of the Company and its Subsidiaries as if such service were with Parent to the same extent that such service was credited under a comparable plan of the Company; provided, however, that, notwithstanding anything herein to the contrary, such employees shall not receive such credit for purposes of determining Service Related Contributions under the First Data Incentive Savings Plan or any defined benefit plan maintained by Parent or any of its Affiliates and provided, further, that with respect to those employees of the Company who are, prior to the Effective Time, eligible for and receiving a fifty percent (50%) employer matching contribution between 3% and 6% of such employee's compensation under the Company's 401(k) Plan (the "Employer Match"), following the Effective Time Parent shall increase the compensation of such employees in an amount to compensate such employees given that their participation in the First Data Incentive Savings Plan following the Effective Time will not allow for the Employer Match. Any restriction on coverage for pre-existing conditions or requirement for evidence of insurability under the employee benefit plans of Parent shall be waived, and employees of the Company and its Subsidiaries shall receive credit under the employee benefit plans of Parent for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the applicable Benefit Plan of the Company or any such Subsidiary in accordance with the corresponding employee benefit plans of Parent, provided that the amounts of such co-payments and payments and out-of-pocket maximums as of the Closing Date with respect to such employees shall be provided by the Company to Parent on the Closing Date. Parent shall, and shall cause the Surviving Corporation to, honor all binding compensation and employee benefit obligations to current and former employees under the Benefit Plans of the Company and its Subsidiaries and, to the extent set forth in the Company Letter, all employee severance plans (or policies) in existence on the date hereof and set forth in the Company Letter and all employment or severance agreements entered into by the Company or adopted by the Board of Directors of the Company prior to the date hereof and, in each case, previously disclosed to Parent. The severance benefits to be provided by Parent to employees of the Company and its Subsidiaries after the Effective Time shall be substantially as set forth in the Severance Plan attached in Item 7.1 of the Parent Letter.

          (b) Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation or Parent to amend or terminate any particular Benefit Plan or Compensation Commitment or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or Parent to offer to continue the employment of any employee of the Company or its Subsidiaries for any period of time or to offer to continue (other than as required by its written terms) any Compensation Commitment.

          (c) Prior to the Effective Time, the Company's Board of Directors shall adopt resolutions terminating the Company's 401(k) Plan effective immediately prior to the Effective Time. After the Effective Time, employees of the Company and its Subsidiaries shall be entitled to elect to roll over any distributions they are eligible to receive from the Company's 401(k) Plan (including outstanding loans) to the First Data Corporation Incentive Savings Plan.

          (d) The Company may implement a retention plan (the "Retention Plan") for the benefit of those employees of the Company and its Subsidiaries selected by the Compensation Committee of the Board of Directors of the Company, which Retention Plan shall involve aggregate benefits to such employees equal to $10,000,000 (the "Retention Plan Amount"); provided, however, that not less than seventy-five percent (75%) of such retention benefits shall be in the form of cash and the remaining portion of such retention benefits shall be in the form of Parent Stock Options (the value of which shall be determined by the Black-Scholes valuation model on the date of grant) which shall be granted within 90 days after the Closing Date; and provided, further, that the allocation of such benefits among such employees shall be proposed by the Compensation Committee of the Board of Directors of the Company and shall be subject to the approval of Parent (which shall not be unreasonably withheld); and provided, further, that up to fifty percent (50%) of the Retention Plan Amount (consisting of cash) shall be payable to such employees on the Closing Date and the remaining portion of the Retention Plan Amount shall be payable no earlier than the six month anniversary of the Closing Date.

     Section 7.2 Options. (a) As of the Effective Time, each outstanding Company Stock Option, whether or not exercisable and whether or not vested, under the Company Stock Plans, shall be converted into an option to purchase Parent Shares. Each Company Stock Option so converted shall be exercisable upon the same terms and conditions as under the applicable Company Stock Plan and the applicable option agreement issued thereunder, except that (i) each Company Stock Option shall vest and become immediately exercisable at the Effective Time, (ii) each such Company Stock Option shall be exercisable for that whole number of Parent Shares (rounded to the nearest whole share) equal to the number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the option price per Parent Share shall be an amount equal to the option price per Share subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest whole cent).

          (b) Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of Parent Shares that will become subject to options to purchase Parent Shares ("Parent Options") pursuant to Section 7.2(a), (ii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all Parent Shares covered thereby, (iii) at the Effective Time, assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Stock Options outstanding, at the Effective Time, shall be obligations of Parent following the Effective Time, and (iv) as promptly as practicable after the Effective Time, issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption by Parent.

          (c) Promptly after the Effective Time, Parent shall file a registration statement on Form S-8 under the Securities Act covering the Parent Shares issuable upon the exercise of Parent Options created upon the assumption by Parent of Company Stock Options under Section 7.2(a), and will maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of such Parent Options. Parent shall use reasonable best efforts to cause the Parent Shares issuable upon the exercise of Parent options created upon the assumption by Parent of Company Stock Options under Section 7.2(a) to be approved for listing on the NYSE promptly after the Effective Time.

     Section 7.3 Stockholder Approval; Preparation of Proxy Statement; Other Actions. (a) As soon as practicable following the date of this Agreement, each of the Company and Parent will duly call, give notice of, convene and hold meetings of their respective stockholders (including any adjournments or postponements thereof, the "Company Stockholders Meeting" and the "Parent Stockholders Meeting", respectively, and collectively, the "Stockholders Meetings") for the purpose, in the case of the Company, of obtaining approval of the Agreement ("Company Stockholder Approval") and, in the case of Parent, of obtaining approval of the issuance of Parent Shares in the Merger ("Parent Stockholder Approval"). Parent and the Company will use their reasonable best efforts to hold the Parent Stockholders Meeting and the Company Stockholders Meeting on the same date. The Company shall, through its Board of Directors (but subject to the right of the Company to terminate this Agreement as set forth in
Section 9.1(e)), recommend to its stockholders that the Company Stockholder Approval be given. Parent shall, through its Board of Directors, recommend to its stockholders that the Parent Stockholder Approval be given. This Agreement shall be submitted to the Company's stockholders at the Company Stockholders Meeting whether or not the Board of Directors of the Company determines at any time that this Agreement is no longer advisable and recommends that stockholders reject it.

          (b) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall prepare (in consultation with the Company) and file with the SEC the Registration Statement which will include the Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. As promptly as practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, each of Parent and the Company shall use reasonable best efforts to distribute the Proxy Statement to its respective stockholders.

          (c) No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement, and no correspondence with the SEC with respect thereto, will be made by Parent or the Company without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the Company.

          (d) Each of the Company and Parent each shall use commercially reasonable efforts to cause to be delivered a letter of its independent auditors, dated (i) the date two business days prior to the date on which the Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     Section 7.4 Access to Information. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated as of February 18, 2003, between the Company and Parent, as the same may be amended, supplemented or modified (the "Confidentiality Agreement"), each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party, and its respective officers, employees, accountants, counsel and other representatives all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each of Company and Parent shall (and shall cause each of its respective Subsidiaries to) make available to the other party or its designated advisors (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. Subject to Applicable Law, the Company further agrees to, and shall direct its Subsidiaries to, reasonably assist and cooperate with Parent in any integration planning to take effect after consummation of the Merger. In the event of a termination of this Agreement for any reason, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the other party or any of its Subsidiaries.

     Section 7.5 Fees and Expenses. Except as provided in this Section 7.5, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses (other than attorneys' and accounting fees and expenses) incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     Section 7.6 Public Announcements; Employee Communications. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 7.7 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable by the Company, Parent or Sub in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, "Transfer Taxes"). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Company Common Stock.

     Section 7.8 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent, Sub and the Company shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 7.9 Indemnification; Directors and Officers Insurance. (a) To the fullest extent permitted by Applicable Law, for a period of not less than six years from the Effective Time (or, in the case of matters occurring at or prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), Parent shall cause the Surviving Corporation to honor and indemnify under, and shall itself honor and indemnify under as if it were the Surviving Corporation, all rights to indemnification or exculpation (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its Subsidiaries as provided in the Restated Certificate of Incorporation of the Company, the Bylaws of the Company or any indemnification agreement (copies of which agreements, if any, have been furnished to Parent prior to the date of this Agreement), in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 7.9; provided further that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent; and provided further that nothing in this Section 7.9 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.9 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking, which shall not be required to be secured, to reimburse all amounts so advanced in the event of a nonappealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

          (b) Parent shall, or shall cause the Surviving Corporation to, maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period or is at an annual premium in excess of 300% of the Current Premium, the Surviving Corporation will use its reasonable best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of the Current Premium. Item 7.9 of the Company Letter sets forth the last annual premium paid prior to the date hereof.

          (c) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.

     Section 7.10 Appropriate Actions; Consents; Filings. (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and Applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted), including by a private party, to prohibit the Merger, the Company and Parent shall use their reasonable best efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger (it being understood that the foregoing obligation of the parties hereto will cease in the event a permanent decree, judgment, injunction or other order is issued or is in effect that is non-appealable and prohibits, prevents, delays or restricts consummation of the Merger).

          (b) Subject to Applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (c) Subject to Applicable Laws relating to the exchange of information, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on the Company or Parent, respectively. Neither the Company nor Parent shall permit any of its officers, employees or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

          (e) Parent does not intend to become, and shall use its reasonable best efforts to avoid becoming, a bank holding company or financial holding company under the Bank Act on an ongoing basis as a result of the Merger. The Company shall assist and cooperate with Parent (i) in the preparation and submission of any regulatory applications and filings with applicable Bank Regulatory Authorities that are reasonably necessary to give effect to such intent and (ii) in the pursuit of any other actions that are reasonably necessary to give effect to such intent, including without imitation assisting in obtaining consents and approvals for transfers and assignments of assets and liabilities of Concord EFS National Bank. The parties agree that such efforts may include, if necessary to effectuate the foregoing intent, the transfer of assets and liabilities of Concord EFS National Bank or other reorganization or restructuring of Concord EFS National Bank (collectively, a "Bank Restructuring") either after or immediately prior to the Effective Time, provided that the parties shall use their reasonable best efforts to cause the Bank Restructuring to be consummated after the Effective Time. In no event shall the Company be obligated to transfer any asset or liability of Concord EFS National Bank or otherwise consummate any Bank Restructuring prior to the Effective Time unless and until all other conditions set forth in Article VIII have been satisfied or waived and the closing of the Merger will be completed immediately thereafter.

     Section 7.11 Section 16 Matters. The Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt
(i) the conversion of Shares into Parent Shares and the conversion of Company Stock Options into Parent Options and (ii) the acquisition of Parent Shares and the right to receive Parent Shares (including pursuant to Parent Options) pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

     Section 7.12 Affiliate Letters. As promptly as practicable, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an Affiliate Letter in the form attached hereto as Exhibit A from each such Person.

     Section 7.13 Board of Directors Representative. At or prior to the Effective Time, Parent shall expand its Board of Directors by one member and, immediately after the Effective Time, appoint to fill such vacancy an existing director of the Company to be mutually agreed upon by Parent and the Company.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

     Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. Each of the Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

          (b) No Prohibition. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger (collectively, an "Order"), and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such Order.

          (c) Stock Exchange Listing. The Parent Shares issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (d) Securities Approval. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and all applicable material state blue sky securities filings, permits or approvals shall have been made or received in accordance with Applicable Law. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or any state securities administrator and no proceedings for that purpose shall be pending, or to the Knowledge of Parent or the Company, threatened by the SEC or any state securities administrator.

          (e) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Sub shall have been made or obtained (as the case may be), except for those the failure to be made or obtained would not have a Material Adverse Effect on the Company or, after giving effect to the Merger, Parent.

     Section 8.2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Sub set forth in Sections 5.3 (Capital Structure) and 5.4 (Authority) shall be true and correct with respect to those matters that are qualified by Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date). The representations and warranties of Parent and Sub set forth in this Agreement, other than those listed in the preceding sentence, shall be true and correct at the Effective Time unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, do not result in a Material Adverse Effect on Parent; provided, however, that representations and warranties that expressly speak as of a specified date shall only be true and correct to such extent as of such date. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent to such effect.

          (b) Performance of Obligations. Parent and Sub shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants of Parent and Sub to be performed and complied with by them under this Agreement.

          (c) Tax Opinion. The Company shall have received an opinion dated the Closing Date, in form and substance reasonably satisfactory to the Company, of Kirkland & Ellis, special counsel to the Company, or other law firm of national standing, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Kirkland & Ellis (or other law firm of national standing) may rely upon representations contained herein and representations from the Company substantially to the effect of the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially to the effect of the representations in the Company Tax Certificate attached to the Company Letter.

     Section 8.3 Conditions to the Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Sections 4.3 (Capital Structure) and
4.4 (Authority) shall be true and correct with respect to those matters that are qualified by Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date). The representations and warranties of the Company set forth in this Agreement, other than those listed in the preceding sentence, shall be true and correct at the Effective Time unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, do not result in a Material Adverse Effect on the Company; provided, however, that representations and warranties that expressly speak as of a specified date shall only be true and correct to such extent as of such date. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

          (b) Performance of Obligations. The Company shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants of the Company to be performed and complied with by it under this Agreement.

          (c) Avoidance of Bank Holding Company Treatment. Parent shall be reasonably satisfied that neither Parent nor any of its Subsidiaries shall become a bank holding company or financial holding company under the Bank Act on an ongoing basis as a result of the Merger.

          (d) Certain Consents. In obtaining any approval or consent required to consummate the transactions contemplated by this Agreement, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which would have a Material Adverse Effect on the Company or, after giving effect to the Merger, Parent.

          (e) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent of approval would not have a Material Adverse Effect on the Company or, after giving effect to the Merger, Parent.

          (f) Tax Opinion. Parent shall have received an opinion dated the Closing Date, in form and substance reasonably satisfactory to Parent, of Sidley Austin Brown & Wood, special counsel to Parent, or other law firm of national standing, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley Austin Brown & Wood (or other law firm of national standing) may rely upon representations contained herein and representations from Parent substantially to the effect of the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially to the effect of the representations in the Company Tax Certificate attached to the Company Letter.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company;

          (d) by Parent if (i) the Board of Directors of the Company shall not have recommended, or the Board of Directors of the Company or any committee thereof shall have modified in any manner adverse to Parent or Sub its recommendation of, this Agreement and the

Merger or (ii) the Board of Directors of the Company (or any committee thereof) shall have approved or recommended any Takeover Proposal;

          (e) by the Company if (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, (B) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of the Company as the Superior Proposal and (C) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee. The Company agrees (x) that it will not enter into a definitive agreement referred to in clause (A) above until at least the fourth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification;

          (f) by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent;

          (g) by the Company if the Board of Directors of Parent shall not have recommended or shall have modified in any manner adverse to the Company its recommendation of the issuance of Parent Shares in connection with the Merger;

          (h) by either the Company or Parent if (i) at the Company Stockholders Meeting the Company Stockholder Approval shall not have been obtained, or (ii) at the Parent Stockholders Meeting the Parent Stockholder Approval shall not have been obtained; or

          (i) by either Parent or the Company, if the Merger shall not have been consummated by October 31, 2003 (the "End Date") or, if all of the conditions of
Article VIII other than Section 8.1(e) shall have been satisfied, or are capable of being satisfied, by such date, January 31, 2004 (the "Extended End Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date or Extended End Date, as applicable.

     Section 9.2 Effect of Termination. (a) In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 4.21, Section 5.18,
Section 7.5, this Section 9.2 and Article X and the last sentence of Section
7.4;

provided, however, that nothing herein shall relieve any party for liability for any willful or knowing breach hereof.

          (b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 9.1(d)(ii) or (ii) by the Company pursuant to Section 9.1(e), then the Company shall, in the case of clause (i), one business day after the date of such termination or, in the case of clause (ii), on the date of such termination, pay to Parent, by wire transfer of immediately available funds, the amount of $210,000,000 (the "Termination Fee").

          (c) In the event that (i) after the date hereof a Takeover Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by the Company's stockholders or otherwise rejected, it will make a Takeover Proposal with respect to the Company and thereafter, in each case, this Agreement is terminated by Parent or the Company pursuant to Section 9.1(h)(i) or (ii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(i), and, in the case of both clause (i) and clause (ii), concurrently with such termination or within nine months of such termination the Company enters into a definitive agreement with respect to a Takeover Proposal or consummates a Takeover Proposal, then the Company shall, upon the earlier of entering into a definitive agreement with respect to a Takeover Proposal or consummating a Takeover Proposal, pay to Parent, by wire transfer of immediately available funds, the Termination Fee.

          (d) In the event that this Agreement is terminated by the Parent or
Company: (i) pursuant to Section 9.1(b) due to the entry of a permanent order, decree or ruling enjoining, restraining or otherwise prohibiting the Merger on antitrust grounds; or (ii) pursuant to Section 9.1(i) in the event that the Merger shall not have been consummated by the Extended End Date solely as a result of the failure to obtain necessary antitrust approvals, then, in either case, Parent shall, one business day after the date of such termination by the Company or on the date of such termination by Parent, pay the Company, by wire transfer of immediately available funds, a fee equal to $25,000,000.

          (e) The Company and Parent acknowledge that the agreements contained in Sections 9.2(b), 9.2(c) and 9.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or the Company, as applicable, would not enter into this Agreement; accordingly, if Parent or the Company, as applicable, fails to promptly pay the amount due pursuant to Section 9.2(d) or Sections 9.2(b) and 9.2(c), as the case may be, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit which results in a judgment against Parent or the Company, as applicable, for any of the fee set forth in Section 9.2(d) or the Termination Fee set forth in Sections 9.2(b) and 9.2(c), as the case may be, Parent or the Company, as applicable, shall pay to the Company or Parent, as applicable, its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of such fee or Termination Fee, as the case may be, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     Section 9.3 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time (either before or after obtaining the Company Stockholder Approval or the Parent Stockholder Approval), but if (i) the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company's stockholders without obtaining such further approval or (ii) the Parent Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by Parent's stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X
                               GENERAL PROVISIONS

     Section 10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when sent by facsimile (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to:

                 First Data Corporation
                 6200 South Quebec Street
                 Greenwood Village, CO 80111
                 Attn:  Charles T. Fote
                 Fax No.: (303) 488-8292

               with a copy to:

                 First Data Corporation
                 10825 Old Mill Road, M-10
                 Omaha, NE  68154

                      Attn:  Michael T. Whealy
                      Fax No.: (402) 222-5256

                 and:

                      Sidley Austin Brown & Wood
                      Bank One Plaza
                      10 South Dearborn Street
                      Chicago, Illinois  60603
                      Attn:    Frederick C. Lowinger
                               Paul L. Choi
                               Michael A. Gordon
                      Fax No.:  (312) 853-7036

          (b) if to the Company, to:

                      Concord EFS, Inc.
                      5775 Summer Trees Drive
                      Memphis, Tennessee 38134
                      Attn:  J. Richard Buchignani, Esq.
                      Fax No.: (901) 381-5575

                 with copies to:

                      Kirkland & Ellis
                      200 East Randolph Drive
                      Chicago, Illinois  60601
                      Attn:    Jack S. Levin, P.C.
                               Carter W. Emerson, P.C.
                               R. Scott Falk
                      Fax No.: (312) 861-2200

     Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.4 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 7.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 10.5 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby

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irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

     Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign Sub's rights and obligations, in whole or in part, under this Agreement to Parent or any other wholly owned direct Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as

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possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 10.8 Remedies. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached.

     Section 10.9 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

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     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                       FIRST DATA CORPORATION

                                       By:    /s/ Charles T. Fote
                                           -------------------------------------
                                           Name:  Charles T. Fote
                                           Title: Chief Executive Officer and
                                                  Chairman of the Board

                                       MONACO SUBSIDIARY CORPORATION

                                       By:    /s/ Charles T. Fote
                                           -------------------------------------
                                           Name:  Charles T. Fote
                                           Title: Director

                                      CONCORD EFS, INC.

                                       By:    /s/ Dan M. Palmer
                                           -------------------------------------
                                           Name:  Dan M. Palmer
                                           Title: Co-Chief Executive Officer